Exhibit 99.1

        ( BW)(MA-PERKINELMER)(PKI) PerkinElmer Announces Q4 2005 Results

    Business Editors

    BOSTON--(BUSINESS WIRE)--Jan. 26, 2006--PerkinElmer, Inc. (NYSE:
PKI)

    --  Q4 GAAP EPS of $1.45

    --  Operating Cash Flow of $83 million, up 17%

    --  Completed Sale of Aerospace and Fluid Testing Businesses

    --  Tender for 8.875% Bonds Completed

    PerkinElmer, Inc. (NYSE: PKI), a global leader in the Health Sciences and Photonics markets, today announced GAAP earnings per share of $1.45 on revenue of $387.7 million for the fourth quarter ended January 1, 2006, compared to GAAP earnings per share of $.29 per share on revenue of $411.6 million for the fourth quarter 2004.
    The fourth quarter 2005 GAAP EPS includes net divestiture gains of $1.47 per share and net charges of $.35 per share, including debt refinancing, tax, restructuring and income from discontinued operations. Excluding the items above and intangibles amortization expense of $.03 per share, the Company announced adjusted earnings per share from continuing operations of $.36, which represents an increase of 29% over the fourth quarter 2004. The adjusted earnings per share exceeds the Thomson First Call(TM) estimate of $.35 for the fourth quarter of 2005, and was also in line with the Company's forecasted range for the quarter. For the full year 2005, the Company announced GAAP earnings per share of $2.05. The Company reported adjusted 2005 earnings per share from continuing operations of $.95 compared to $.73 in 2004, an increase of 30%.
    Full year 2005 revenue of $1.47 billion increased 3% over 2004 driven primarily by sales growth in medical imaging and genetic screening. Due to the timing of the fiscal calendar, the fourth quarter of 2004 included an additional week. Adjusting for the impact of foreign exchange, acquisitions and an average week's sales in the prior fiscal period, annual revenue increased 4% over 2004. Fourth quarter 2005 revenue of $387.7 million decreased 6% over the fourth quarter of 2004. Revenue in the fourth quarter 2005, excluding the impact of foreign exchange, acquisitions and the extra week, increased 4% over the fourth quarter of the prior year.
    GAAP operating profit during the fourth quarter was $49.8 million. Excluding intangibles amortization and restructuring charges, operating profit for the fourth quarter of 2005 was $64.4 million, or approximately 16.6% of revenue, up from 14.9% in the fourth quarter of 2004. This increase in fourth quarter 2005 adjusted operating margin was due primarily to an increase in operating margins of 190 basis points in Life and Analytical Sciences and a 40 basis point increase in Optoelectronics.
    The company generated operating cash flow of $83.4 million in the fourth quarter of 2005, up 17% compared to operating cash flow of $71.0 million for the fourth quarter of 2004. Free cash flow for the fourth quarter of 2005, defined as operating cash flow of $83.4 million less capital expenditures of $8.8 million, was $74.6 million for the fourth quarter of 2005. Free cash flow for fiscal 2005 was $181.9 million, or approximately $1.39 per share, and was comprised of operating cash flow of $206.9 million less capital expenditures of $25.0 million.
    "2005 was an excellent year for PerkinElmer. We made great progress on focusing our portfolio on the Health Sciences and Photonics markets, building a very strong financial capability and strengthening our growth platforms. In addition, we delivered significant increases in operating margin and EPS," said Gregory L. Summe, Chairman and CEO of the Company. "We enter 2006 with a very strong balance sheet and operating momentum. Our focus this year will be to accelerate growth through continued operational improvement and increasing our investment in innovation."

    Financial overview by reporting segment:

    Life and Analytical Sciences reported revenue of $286.5 million for the fourth quarter of 2005, down 8% from revenue of $311.9 million in the fourth quarter of 2004, driven primarily by the longer fiscal period in 2004 versus this year. Revenue during the fourth quarter of 2005 excluding the effects of foreign exchange and the impact of the average extra week is estimated to be up 2%.
    The segment's GAAP operating profit for the fourth quarter of 2005 was $46.2 million. The segment's operating profit for the fourth quarter of 2005, excluding intangibles amortization and restructuring, was $54.3 million, or 19.0% of revenues, representing an increase of 190 basis points over the same period of 2004.
    Optoelectronics reported revenue of $101.2 million for the fourth quarter of 2005, an increase of 2% from revenue of $99.6 million for the fourth quarter of 2004, with growth in medical imaging and specialty lighting partially offset by revenue declines in the mil/aero business. Revenue growth during the fourth quarter of 2005 excluding the effects of foreign exchange, acquisitions and the impact of the average extra week was approximately 8%.
    The segment's GAAP operating profit for the fourth quarter of 2005 was $11.2 million. The segment's operating profit for the fourth quarter of 2005, excluding intangibles amortization and restructuring, was $17.8 million, or 17.6% of revenues, representing an increase of 40 basis points over the same period of 2004.

    Discontinued Operations

    In October 2005, the Company announced its intention to divest its Fluid Sciences business segment to increase the strategic focus on its higher-growth Health Sciences and Photonics end markets. Therefore, the results of operations for the segment have been reported as discontinued operations in this press release and in the attachments to this release. In the fourth quarter 2005, the Company sold the Aerospace and Fluid Testing divisions of Fluid Sciences, and the Lithography product line within Optoelectronics, for total cash proceeds of approximately $360 million resulting in an after-tax gain of $191 million or $1.47 per share. The Semiconductor unit continues to be reported as discontinued operations.

    Financial Guidance

    The Company projects organic revenue to increase by 5-7% for the full year 2006 and earnings per share, excluding intangibles amortization, to be in the range of $1.20-1.25, which would be growth in excess of 25%. Looking ahead to the first quarter of 2006, earnings per share, excluding intangibles amortization, is projected to be $.21-$.23, which would be growth in excess of 30%.
    The 2006 projections do not take into account stock option expense or any impact from the planned divestiture of the Semiconductor unit of Fluid Sciences.
    The Company will discuss its fourth quarter results in a conference call on January 26, 2006 at 5:30 p.m. Eastern Time (ET). To listen to the call live, please tune into the webcast via www.perkinelmer.com. A playback of this conference call will be available beginning 8:30 p.m. ET, Thursday, January 26, 2006. The playback phone number is (617) 801-6888 and the code number is 15811839.

    Use of Non-GAAP Financial Measures

    In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures of revenue, earnings per share, operating profit and operating margin, in each case excluding, where appropriate, restructuring charges, gains from the sale of businesses, intangibles amortization, the impact of foreign exchange and, where periods being compared were of a different length, extra sales during the longer period. When we refer in this press release to "earnings per share from continuing operations," we are excluding gains from the sale of businesses and restructuring charges from GAAP earnings per share. When we refer in this press release to "adjusted operating margin," we are excluding intangibles amortization and restructuring charges from GAAP operating margin. In each other case when we exclude these additional items, we identify that we are doing so when we use those items in this press release. We exclude restructuring charges, gains from the sale of businesses, intangibles amortization, the impact of foreign exchange and estimated extra sales during longer periods in calculating these non-GAAP measures because such items are outside of our normal operations. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in their financial and operating decision-making.
    This press release also contains a non-GAAP financial measure of free cash flow. We define free cash flow as our net cash provided by operating activities minus our capital expenditures. We use free cash flow, and ratios based on this measure, to conduct and evaluate our business and, specifically, to determine incentive compensation, to allocate resources to debt repayment and for cash investing and financing activities. Therefore, we believe that this measure may be similarly useful and informative to investors.
    The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release.

    Factors Affecting Future Performance

    This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation:
(1) our ability to identify a purchaser of the Company's semiconductor business, negotiate and consummate the sale of such business, including obtaining regulatory approvals; (2) economic and geopolitical forces that may limit any continued or expected economic or end market strengthening or recoveries; (3) risks related to our failure to introduce new products in a timely manner; (4) our ability to comply with financial covenants contained in our credit agreements and our debt instruments; (5) a delay in resolution of the Company's tax audits and an adverse determination with respect to the Company's tax audits by the Internal Revenue Service or other taxing authorities; (6) cyclical downturns continuing to affect several of the industries into which we sell our products; (7) our ability to adjust our operations to address unexpected changes; (8) our ability to execute acquisitions and license technologies and successfully integrate acquired businesses and licensed technologies into our existing business; (9) the loss of any of our licenses that may require us to stop selling products or lose competitive advantage;
(10) competition; (11) regulatory compliance; (12) regulatory changes;
(13) our failure to obtain and enforce intellectual property protection; (14) our defense of third party claims of patent infringement and our ability to realize the full value of our intangible assets; (15) other factors which we describe under the caption "Forward-Looking Information and Factors Affecting Future Performance" in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

    Other Information

    Health Sciences end markets include genetic screening, environmental, service, biopharma, and medical imaging. Photonics markets include sensors and specialty lighting.

    PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenues of $1.5 billion in 2004, has 9,000 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.


                  PerkinElmer, Inc. and Subsidiaries
                        STATEMENT OF OPERATIONS


                           Three Months Ended         Year Ended
                          -------------------- -----------------------
 (In thousands, except per 1-Jan-06  2-Jan-05   1-Jan-06    2-Jan-05
  share data)
-------------------------- --------- --------- ----------- -----------

 Sales                     $387,658  $411,589  $1,473,831  $1,429,089

 Cost of Sales              215,832   228,331     831,530     818,772
 Amortization of
  Intangible Assets           7,208     6,931      28,625      27,554
                            --------  --------  ----------  ----------
 Total Cost of Sales        223,040   235,262     860,155     846,326
 Research and Development
  Expenses                   21,006    22,369      87,307      82,356
 In-Process Research and
  Development Charge              -         -         194           -
 Selling, General and
  Administrative Expenses    87,812    98,483     364,662     362,322
 (Gains) losses on
  dispositions               (1,438)    1,071      (1,502)        409
 Restructuring Charges,
  Net                         7,469         -      21,714           -
                            --------  --------  ----------  ----------

 Operating Income From
  Continuing Operations      49,769    54,404     141,301     137,676

 Extinguishment of Debt      48,676     2,266      54,886       4,143
 Interest Income             (1,543)     (937)     (3,321)     (2,401)
 Interest Expense             4,829     8,962      27,291      36,203
 (Gains) Losses on
  Dispositions of
  Investments, Net                -       300      (5,844)        300
 Other Expense, Net             779     1,126       1,279          87
                            --------  --------  ----------  ----------

 (Loss) Income From
  Continuing Operations
  Before Income Taxes        (2,972)   42,687      67,010      99,344

 Provision for Income
  Taxes                       2,902    10,236         251      23,465
                            --------  --------  ----------  ----------

 Net (Loss) Income From
  Continuing Operations      (5,874)   32,451      66,759      75,879

 Income From Discontinued
  Operations, Net of Income
  Taxes                       2,751     5,500      15,214      20,659
 Gain (Loss) on Disposition
  of Discontinued
  Operations, Net of Income
  Taxes                     190,899       (28)    186,362        (495)
                            --------  --------  ----------  ----------

 Net Income                $187,776  $ 37,923  $  268,335  $   96,043
                            ========  ========  ==========  ==========


 Diluted Earnings (Loss)
  Per Share:
 Continuing Operations     $  (0.05) $   0.25  $     0.51  $     0.59

 Income From Discontinued
  Operations, Net of Income
  Taxes                        0.02      0.04        0.12        0.16
 Gain (Loss) on Disposition
  of Discontinued
  Operations, Net of Income
  Taxes                        1.47         -        1.42           -
                            --------  --------  ----------  ----------

 Net Income                $   1.45  $   0.29  $     2.05  $     0.74
                            ========  ========  ==========  ==========


Weighted Average Diluted
 Shares of Common Stock
 Outstanding                129,663   130,037     131,140     129,429


                ABOVE PREPARED IN ACCORDANCE WITH GAAP


------------------------------------ --------- ----------- -----------
Additional Supplemental Information:
(per share, continuing operations)

GAAP Diluted EPS from
 Continuing Operations     $  (0.05) $   0.25  $     0.51  $     0.59
Amortization of Intangible
 Assets, Net of Income
 Taxes                         0.03      0.03        0.14        0.14
Restructuring Charges, Net
 of Income Taxes               0.04         -        0.12           -
Tax Expense (Benefit)          0.07         -       (0.08)          -
Extinguishment of Debt,
 Net of Income Taxes           0.27         -        0.26           -
                            --------  --------  ----------  ----------
Continuing Operations EPS
 excluding Amortization of
 Intangible Assets         $   0.36  $   0.28  $     0.95  $     0.73
                            ========  ========  ==========  ==========

Thomson First Call(TM) EPS $   0.35
                            ========


                  PerkinElmer, Inc. and Subsidiaries
                  Sales and Operating Profit (Loss)




                             Three Months Ended       Year Ended
                             ------------------ ----------------------
(In thousands)               January  January   January 1, January 2,
                              1, 2006  2, 2005      2006       2005
---------------              ------------------ ----------------------

Life and        Sales
 Analytical
 Sciences                    $286,470 $311,947  $1,081,104 $1,062,767
                OP$ reported   46,236   46,577     110,577    103,609
                OP% reported     16.1%    14.9%       10.2%       9.7%
                Amortization
                 expense        6,576    6,636      26,219     26,374
                Restructuring
                 charges (a)    1,515        0      12,550          -
                             ------------------ ----------------------
                OP$ adjusted   54,327   53,213     149,346    129,983
                OP% adjusted     19.0%    17.1%       13.8%      12.2%

Optoelectronics Sales         101,188   99,642     392,727    366,322
                OP$ reported   11,249   16,882      58,405     59,096
                OP% reported     11.1%    16.9%       14.9%      16.1%
                Amortization
                 expense(b)       632      295       2,600      1,180
                Restructuring
                 charges        5,954        0       9,164          -
                             ------------------ ----------------------
                OP$ adjusted   17,835   17,177      70,169     60,276
                OP% adjusted     17.6%    17.2%       17.9%      16.5%

Other           OP$ reported   (7,716)  (9,055)    (27,681)   (25,029)


Continuing
 Operations     Sales        $387,658 $411,589  $1,473,831 $1,429,089
                OP$ reported   49,769   54,404     141,301    137,676
                OP% reported     12.8%    13.2%        9.6%       9.6%
                Amortization
                 expense(b)     7,208    6,931      28,819     27,554
                Restructuring
                 charges (a)    7,469        -      21,714          -
                             ------------------ ----------------------
                OP$ adjusted  $64,446  $61,335    $191,834   $165,230
                             ================== ======================
                OP% adjusted     16.6%    14.9%       13.0%      11.6%


(a)   Net of reversals of $403 in Q4 2005

(b) Includes In-Process Research and Development Charge in the amount of $194 in Q1 2005.

 SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP



                  PERKINELMER, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS


                                   January 1,  October 2,  January 2,
                                       2006        2005        2005
                                   ----------- ----------- -----------
                                             (In thousands)

Current assets:
  Cash and cash equivalents        $  502,264  $  166,057  $  197,513
  Accounts receivable, net            250,844     245,855     256,741
  Inventories                         163,150     166,172     168,400
  Other current assets                 71,688      71,773      67,664
  Current assets of discontinued
   operations                          11,442      59,443      57,312
                                    ----------  ----------  ----------
    Total current assets              999,388     709,300     747,630

Property, plant and equipment:
  At cost                             484,453     486,093     489,810
  Accumulated depreciation           (307,084)   (306,025)   (293,061)
                                    ----------  ----------  ----------
Net property, plant and equipment     177,369     180,068     196,749
Marketable securities and
 investments                            9,222       9,268      10,479
Intangible assets, net                375,419     378,767     391,836
Goodwill                            1,026,201   1,027,872   1,043,009
Other assets                           89,978      99,607     107,574
Long-term assets of discontinued
 operations                            16,205      88,819      78,230
                                    ----------  ----------  ----------
    Total assets                   $2,693,782  $2,493,701  $2,575,507
                                    ==========  ==========  ==========

Current liabilities:
  Short-term debt                  $    1,131  $    5,850  $    9,714
  Accounts payable                    146,971     127,158     127,195
  Accrued restructuring and
   integration costs                   10,892      10,754       3,045
  Accrued expenses                    324,954     250,349     272,787
  Current liabilities of
   discontinued operations             10,241      49,932      33,230
                                    ----------  ----------  ----------
    Total current liabilities         494,189     444,043     445,971

Long-term debt                        243,282     268,390     364,874
Long-term liabilities                 302,955     283,043     292,340
Long-term liabilities of
 discontinued operations                1,440      12,120      12,237
                                    ----------  ----------  ----------
    Total liabilities               1,041,866   1,007,596   1,115,422

Commitments and contingencies

    Total stockholders' equity      1,651,916   1,486,105   1,460,085
                                    ----------  ----------  ----------
    Total liabilities and
     stockholders' equity          $2,693,782  $2,493,701  $2,575,507
                                    ==========  ==========  ==========

                   PREPARED IN ACCORDANCE WITH GAAP


                  PerkinElmer, Inc. and Subsidiaries
                Consolidated Statements of Cash Flows

                            Three Months Ended    Twelve Months ended
                           --------------------- ---------------------
                           January 1, January 2, January 1, January 2,
                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
                                        (In thousands)

Operating Activities:
  Net income               $ 187,776  $  37,923  $ 268,335  $  96,043
  Income from discontinued
   operations, net of
   income taxes               (2,751)    (5,500)   (15,214)   (20,659)
  (Gain) loss from
   disposition of
   discontinued
   operations, net of
   income taxes             (190,899)        28   (186,362)       495
                            ---------  ---------  ---------  ---------
  Net (loss) income from
   continuing operations      (5,874)    32,451     66,759     75,879
                            ---------  ---------  ---------  ---------
Adjustments to reconcile net income
 from continuing operations to net
 cash provided by continuing
 operations:
    Restructuring expense,
     net of reversals          7,469          -     21,714          -
    Stock based
     compensation              4,281      4,040      9,824      8,402
    Amortization of
     deferred debt
     issuance cost,
     accretion of
     discounts and net
     gains and losses from
     extinguishment of
     debt                     48,879      3,229     57,385      8,099
    Depreciation and
     amortization             15,881     17,326     66,998     67,599
    In-process research
     and development               -          -        194          -
    (Gains) losses on
     dispositions and
     sales of investments,
     net                      (1,438)     1,071     (1,502)       409
Changes in operating
 assets and liabilities:
       Accounts receivable    (7,776)    (1,256)   (10,434)    17,951
       Inventories             1,863      3,399       (323)     5,625
       Accounts payable       20,432     14,095     23,242    (14,443)
       Accrued expenses
        and other             (1,737)    (8,015)   (41,558)     3,455
                            ---------  ---------  ---------  ---------
Net Cash Provided by
 Continuing Operations        81,980     66,340    192,299    172,976
Net Cash Provided by
 Discontinued Operations       1,462      4,672     14,661     27,781
                            ---------  ---------  ---------  ---------
Net Cash Provided by
 Operating Activities         83,442     71,012    206,960    200,757
                            ---------  ---------  ---------  ---------

Investing Activities:
  Capital expenditures        (8,852)    (5,536)   (25,051)   (15,818)
  Proceeds from
   disposition of
   property, plant and
   equipment, net                  -          -      9,393      3,442
  Proceeds from
   disposition or
   settlement of business,
   net                       359,622        425    366,578        425
  (Cash used) proceeds
   received related to
   licenses and
   acquisitions, net of
   cash acquired              (2,683)         -    (17,571)     2,765
                            ---------  ---------  ---------  ---------
Net Cash Provided by (Used
 in) Continuing Operations   348,087     (5,111)   333,349     (9,186)
Net Cash Used in
 Discontinued Operations        (513)      (860)   (10,060)    (2,497)
                            ---------  ---------  ---------  ---------
Net Cash Provided by (Used
 in) Investing Activities    347,574     (5,971)   323,289    (11,683)
                            ---------  ---------  ---------  ---------

Financing Activities:
  Prepayment of senior
   subordinated debt        (269,975)         -   (299,975)         -
  Premium on prepayment of
   senior subordinated
   debt                      (32,196)         -    (36,321)         -
  Prepayment of term loan
   debt                            -   (100,000)   (70,000)  (175,000)
  Payment of interest rate
   swaps                      (8,480)         -     (8,480)         -
  Proceeds from borrowings   244,253          -    244,253          -
  Payment of 6.8% notes       (4,681)         -     (4,681)         -
  Share repurchases          (24,397)         -    (24,397)         -
  Increase (decrease) in
   other credit facilities       943        164         68         39
  Proceeds from issuance
   of common stock for
   employee benefit plans      9,347      8,724     17,946     13,401
  Cash dividends              (9,130)    (8,967)   (36,340)   (35,781)
                            ---------  ---------  ---------  ---------
Net Cash Used in
 Continuing Operations       (94,316)  (100,079)  (217,927)  (197,341)
Net Cash Provided by
 Discontinued Operations         693        143      1,209      1,403
                            ---------  ---------  ---------  ---------
Net Cash Used in Financing
 Activities                  (93,623)   (99,936)  (216,718)  (195,938)
                            ---------  ---------  ---------  ---------

Effect of Exchange Rate
 Changes on Cash and Cash
 Equivalents                  (1,186)    12,367     (8,780)    12,878
                            ---------  ---------  ---------  ---------

Net Increase (Decrease) in
 Cash and Cash Equivalents   336,207    (22,528)   304,751      6,014
Cash and Cash Equivalents
 at Beginning of Period      166,057    220,041    197,513    191,499
                            ---------  ---------  ---------  ---------
Cash and Cash Equivalents
 at End of Period          $ 502,264  $ 197,513  $ 502,264  $ 197,513
                            =========  =========  =========  =========

                 PREPARED IN ACCORDANCE WITH GAAP



       Reconciliation of Q4 and 2005 Non-GAAP Financial Measures

                              LAS             Opto             PKI
                          Q405  Q404       Q405  Q404       Q405 Q404
GAAP OP Margin            16.1% 14.9%      11.1% 16.9%      12.8%13.2%
Intangibles Amortization   2.3%  2.2%       0.6%  0.3%       1.9% 1.7%
Restructuring              0.6%  0.0%       5.9%  0.0%       1.9% 0.0%
                          -----------      -----------      ----------
Cash OP Margin            19.0% 17.1%      17.6% 17.2%      16.6%14.9%
                          ===========      ===========      ==========

                              LAS             Opto             PKI
                          FY05  FY04       FY05  FY04       FY05 FY04
GAAP OP Margin            10.2%  9.7%      14.9% 16.1%       9.6% 9.6%
Intangibles Amortization   2.4%  2.5%       0.7%  0.4%       2.0% 2.0%
Restructuring              1.2%  0.0%       2.3%  0.0%       1.4% 0.0%
                          -----------      -----------      ----------
Cash OP Margin            13.8% 12.2%      17.9% 16.5%      13.0%11.6%
                          ===========      ===========      ==========


                                Q405  Q404       FY05  FY04
GAAP EPS                        1.45  0.29       2.05  0.74
Discontinued Ops               (1.49)(0.04)     (1.54)(0.15)
Intangibles Amortization        0.03  0.03       0.14  0.14
Restructuring                   0.04     -       0.12     -
Tax Charge(Benefit)             0.07     -      (0.08)    -
Debt Retirement                 0.26     -       0.26     -
                               ------------     ------------
Cash EPS                        0.36  0.28       0.95  0.73
                               ============     ============


Free Cashflow $M                Q405  Q404       FY05  FY04
 Cash from Operations             84    71        207   201
 Capital Expenditures             (9)   (6)       (25)  (16)
                               ------------     ------------
 Free Cashflow                    75    65        182   185
                               ============     ============

                              LAS             Opto             PKI
                          Q405  Q404       Q405  Q404       Q405 Q404
Reported Sales Growth       -8%    2%         2%    7%        -6%   3%
Foreign Exchange             3%               2%               3%
Extra Week                   7%    2%         7%    2%         7%   2%
Acquisitions                                 -3%   -3%             -1%
                          -----------      -----------      ----------
Organic Sales Growth         2%    4%         8%    6%         4%   4%
                          ===========      ===========      ==========


    CONTACT: PerkinElmer, Inc.
             Investor Relations:
             Steven Delahunt, 781-431-4258
             or
             Media Contact:
             Kevin Lorenc, 203-402-6890